EXHIBIT 10.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of April 30, 2021 (the “Effective Date”), is entered into between Ammo, Inc., a Delaware corporation (the “Company”), and Steven F. Urvan (the “Securityholder”).

WHEREAS, concurrently with execution of this Agreement, on the date hereof, the Company, SpeedLight Group I, LLC (“Merger Sub”), Gemini Direct Investments, LLC (“Gemini”) and the Stockholder, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions thereof, Gemini will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, subsequent to the Merger, the Stockholder will be the beneficial owner of 18,500,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), representing approximately 19.86% of the total outstanding Common Stock as of the date hereof (the “Securities”);

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Parties hereto hereby agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. For so long as this Agreement is in effect, the Securityholder hereby agrees to vote or exercise its right to consent with respect to all Securities that the Securityholder is entitled to vote at the time of any vote in favor of approving the implementation of a staggered board of directors at the next annual meeting of the Company and at any adjournment or postponement thereof (the “Annual Meeting”) and shall not vote to change that at any meeting at which such arrangements are submitted for the consideration and vote of the securityholders of the Company. The Securityholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Securities in favor of, or consent to, and will vote the Securities it is entitled to vote against and not consent to, the approval of a proxy fight either individually or as part of a group for 13D or 13G purposes that would result in one-third of the current officers and one-third of the current directors being replaced.

Section 1.02. Irrevocable Proxy. The Securityholder hereby revokes any and all previous proxies granted with respect to the Securities. By entering into this Agreement, the Securityholder hereby grants a proxy appointing the Company as the Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Securityholder’s name, to vote, or otherwise to utilize such voting power in the manner contemplated by Section 1.01. The proxy granted by the Securityholder pursuant to this Article 1 is irrevocable and is granted in consideration of the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses; provided, however, the proxy granted by the Securityholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER

The Securityholder represents and warrants to the Company:

Section 2.01. Authorization. The Securityholder has duly executed and delivered this Agreement, and the execution, delivery and performance by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby are within the powers and legal capacity of the Securityholder and have been duly authorized by all necessary action. Assuming accuracy of the representation set forth in Section 3.01, this Agreement is a valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms, except to the extent enforceability may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.02. Non-Contravention. The execution, delivery and performance by the Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Securityholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Securityholder is entitled in respect of the Securities under any provision of any agreement or other instrument binding on the Securityholder or (iii) result in the imposition of any Lien on any of the Securities (other than the Lien created hereunder).

Section 2.03. Total Securities. Except for the Securities, the Securityholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Securityholder:

Section 3.01. Authorization. The Company has duly executed and delivered the Merger Agreement and this Agreement, and the execution, delivery and performance by the Company of the Merger Agreement and this Agreement and the consummation by the Company of the transactions contemplated thereby and hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. Each of the Merger Agreement and this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE 4

COVENANTS OF THE SECURITYHOLDER

The Securityholder hereby covenants and agrees that so long as this Agreement is in effect:

Section 4.01. No Proxies for or Encumbrances on Securities. Except pursuant to the terms of this Agreement and the Merger Agreement, the Securityholder shall not, without the prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Securities or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Securities during the term of this Agreement (other than in open market transactions on the NASDAQ Stock Market or on such principal stock exchange as the Common Stock is then listed for trading or in private transactions or sales effected pursuant to the registration rights provisions of the Investor Rights Agreement dated as of the date hereof entered into between the Company and the Securityholder).The Securityholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company promptly, and to provide all details requested by the Company, if the Securityholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. The Company and the Securityholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall continue in full force and effect until such date that is six months following the Effective Date upon which date all rights and obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.12 hereof.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Successors and Assigns; Obligations of Securityholder. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.05. Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement.

Section 5.06. Entire Agreement. This Agreement, together with the Merger Agreement and other documents incorporated therein, appended thereto or contemplated thereby, constitutes the complete, final and exclusive statement of the agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between the Company, on the one hand, and the Securityholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

Section 5.08. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.09. Specific Performance. The parties hereto agree that the Company would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by electronic means, such as electronic mail, on a business day during normal business hours where such notice is to be received at the address or number designated below, (b) on the business day when verification of delivery is obtained when sent by fully paid overnight courier, or (c) on the business day that is three (3) days following the date of mailing by courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Ammo, Inc.
7681 East Gray Road
Scottsdale, Arizona 85260
Email:
Attention:

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, Floor 5
Woodbridge, NJ 08830
Email:
Attention: Joseph Lucosky

If to the Stockholder:
Steven F. Urvan

Email:

With a copy to:	Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, Georgia 30363
Email:
Attention: Michael D. Golden, Esq.

Any Party hereto may from time to time change its address for notices under this Section 5.11 by giving at least five (5) days’ notice of such changed address to the other Party hereto.

Section 5.12. Securityholder Capacity. The Securityholder signs solely in the Securityholder’s capacity as the record holder or beneficial owner of the Securities and nothing in this Agreement shall limit or affect any actions taken by the Securityholder in the Securityholder’s capacity as an officer or director of the Company. This Section 5.12 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMMO, INC.

By
Name:	Fred Wagenhals
Title:	Chief Executive Officer

Steven F. Urvan